UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 11, 2009

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32976	33-0675808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

(508) 435-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01.  Entry into a Material Definitive Agreement; and

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 11, 2009, Caliper Life Sciences, Inc. and its subsidiaries (collectively, “Caliper”) entered into a First Loan Modification Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”), amending the Second Amended and Restated Loan and Security Agreement dated as of March 6, 2009 (the “Credit Facility”).  The principal effect of the Agreement was to extend the maturity date of the Credit Facility from November 30, 2010 to April 1, 2011.  The Agreement also established financial covenants for Caliper for the quarter ending March 31, 2011, as well as modified certain of the existing financial reporting covenants that are tested as of the last day of each quarter.  The Agreement will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2009.

The Credit Facility with SVB permits Caliper to borrow up to $25 million in the form of revolving loan advances, including up to $5 million in the form of letters of credit. Principal borrowings under the Credit Facility accrue interest at a floating annual rate equal to the prime rate plus one percent if Caliper’s unrestricted cash held at SVB exceeds or is equal to $20 million, or prime plus two percent if Caliper’s unrestricted cash held at SVB is below $20 million. Under the Credit Facility, Caliper is permitted to borrow up to $25 million, subject to a borrowing base limit consisting of (a) 80% of Eligible Accounts Receivable, as defined in the Credit Facility, plus (b) the lesser of 70% of Caliper’s unrestricted cash at SVB or $12 million; provided, that on each of the first three business days and each of the last three business days of each fiscal quarter, the borrowing base is (a) 80% of eligible accounts receivable, as defined, plus (b) the lesser of 90% of Caliper’s unrestricted cash at SVB or $12 million.

The Credit Facility contains traditional lending and reporting covenants through the maturity date, including certain financial covenants applicable to Caliper’s liquidity and earnings that are tested as of the last day of each quarter. The Credit Facility also includes a net liquidity clause, whereby if Caliper’s cash less outstanding borrowings falls below $0.5 million, SVB is then permitted to apply Caliper’s accounts receivable collections to its outstanding obligations under the Credit Facility.  Such amounts may be re-borrowed on a revolving basis pursuant to the defined borrowing base.  The Credit Facility also includes rights for SVB to accelerate the maturity of the debt, lower the borrowing base or stop making advances, if SVB determines, based upon its good faith business judgment, that events or conditions may adversely affect the value of the collateral securing the Credit Facility or Caliper’s ability to repay amounts outstanding under the Credit Facility.  The Credit Facility also includes several potential events of default such as payment default, material adverse change conditions and insolvency conditions that could cause interest to be charged at the interest rate in effect as of the date of default plus two percentage points, or in the event of any uncured events of default (including non-compliance with liquidity and earnings financial covenants), could result in SVB’s right to declare all outstanding obligations immediately due and payable.

Caliper utilizes the Credit Facility as a source of capital for ongoing operations and working capital needs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

December 17, 2009	By:	/s/ Peter F. McAree

Peter F. McAree
Senior Vice President and Chief Financial Officer